Exhibit 1A-11.1

COUNSEL’S INCLUSION LETTER

We agree to Bull Blockchain Law’s inclusion in this Offering Statement on Form 1-A, dated January 18, 2023, on the contributions, preparation, and guidance for Hygienic Dress League Corp.

Andrew Bull, Esq.
/s/ Andrew Bull
Bull Blockchain Law LLP
21 S 11th St Floor 2
Philadelphia PA 19107
January 18, 2023